Exhibit 99.1

Forum Merger III Corporation Announces the Separate Trading of its Common Stock and Warrants, Commencing September 21, 2020

Delray Beach, FL, Sept. 18, 2020 (GLOBE NEWSWIRE) -- Forum Merger III Corporation (Nasdaq: FIIIU) (the “Company”) announced today that, commencing September 21, 2020, holders of the units sold in the Company’s initial public offering of 25,000,000 units completed on August 21, 2020 may elect to separately trade the shares of the Company’s Class A common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market (“Nasdaq”) under the symbols “FIII” and “FIIIW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “FIIIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Jefferies LLC acted as the sole book-running manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
David Boris
(212) 739-7860
david@forummerger.com
www.forummerger.com